Exhibit 99.1

APAC Customer Services Expands Credit Facility

Deerfield, IL, December 11, 2006 – APAC Customer Services, Inc. (Nasdaq: APAC), a leading provider of customer care services and solutions, today announced that it has amended its Amended and Restated Loan and Security Agreement with LaSalle Bank National Association.

As a result of the amendment, the Company’s borrowing availability under its line of credit increased to a total of $37.5 million. The increase will be made available in three installments on December 5, 2006, January 1, 2007 and April 1, 2007.

“The increased line ensures that we have the liquidity we need to build out our third off-shore customer care center as planned and to support the strong demand for APAC’s high quality, value-added services in the Philippines,” said APAC’s Senior Vice President and Chief Financial Officer, George Hepburn. “It also gives us the flexibility to continue exploring the optimal capital structure for APAC as we position the Company to capture the growing opportunities in the in-bound customer care market.”

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about the beliefs and expectations of the Company and its management, are forward-looking statements. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions about future events, and they are subject to known and unknown risks, uncertainties and other factors, which may cause actual events and results to differ materially from historical results or the future results expressed or implied by the forward-looking statements. The Company intends its forward-looking statements to speak only as of the date on which they were made. The Company expressly undertakes no obligation to update or revise any forward-looking statements as a result of changed assumptions, new information, future events or otherwise.

Please refer to the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2006 and its subsequent filing on Form 10-Q for the fiscal quarters ended April 2, 2006, July 2, 2006 and October 1, 2006 for a description of important factors that could cause the Company’s actual results to differ materially from those expressed or implied in its forward-looking statements. These filings are available on a web site maintained by the SEC at http://www.sec.gov.

About APAC Customer Services, Inc.
APAC Customer Services, Inc. (Nasdaq: APAC) is a leading provider of customer care services and solutions for market leaders in healthcare, financial services, publishing, business services, travel and entertainment, and communications. APAC partners with its clients to deliver custom solutions that enhance bottom line performance. For more information, call 1-800-OUTSOURCE. APAC’s comprehensive web site is at http://www.apaccustomerservices.com.

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Company Contact:	Investor Relations Contact:
George H. Hepburn III, CFO APAC Customer Services, Inc. 847-374-4995 GHHepburn@apacmail.com	Jody Burfening/Harriet Fried Lippert/Heilshorn & Associates 212-838-3777 HFried @lhai.com

Company Contact:	Investor Relations Contact:
George H. Hepburn III, CFO APAC Customer Services, Inc. 847-374-4995 GHHepburn@apacmail.com	Jody Burfening/Harriet Fried Lippert/Heilshorn & Associates 212-838-3777 HFried @lhai.com